As filed with the Securities and Exchange Commission on January 23, 2024

Registration No. 333-274878
Registration No. 333-271879
Registration No. 333-266178
Registration No. 333-265112
Registration No. 333-257641
Registration No. 333-235765
Registration No. 333-233027
Registration No. 333-218239
Registration No. 333-204720
Registration No. 333-196487
Registration No. 333-189965

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-274878
FORM S-8 REGISTRATION STATEMENT NO. 333-271879
FORM S-8 REGISTRATION STATEMENT NO. 333-266178
FORM S-8 REGISTRATION STATEMENT NO. 333-265112
FORM S-8 REGISTRATION STATEMENT NO. 333-257641
FORM S-8 REGISTRATION STATEMENT NO. 333-235765
FORM S-8 REGISTRATION STATEMENT NO. 333-233027
FORM S-8 REGISTRATION STATEMENT NO. 333-218239
FORM S-8 REGISTRATION STATEMENT NO. 333-204720
FORM S-8 REGISTRATION STATEMENT NO. 333-196487
FORM S-8 REGISTRATION STATEMENT NO. 333-189965
UNDER
THE SECURITIES ACT OF 1933

MIRATI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-2693615
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3545 Cray Court, San Diego, CA 92121
92121
(Address of Principal Executive Offices)	(Zip Code)

Mirati Therapeutics, Inc. Inducement Plan
Mirati Therapeutics, Inc. 2022 Equity Incentive Plan
Amended and Restated Incentive Stock Option Plan
2013 Employee Stock Purchase Plan
2013 Equity Incentive Plan
(Full title of the plans)

Kimberly M. Jablonski
Vice President and Secretary
Route 206 & Province Line Road, Princeton, New Jersey 08543
(609) 252-4621
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
Sophia Hudson, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Tel: (212) 446-4750

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Mirati Therapeutics, Inc. (“Mirati” or the “Company”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-274878, filed with the SEC on October 5, 2023, relating to the registration of 773,757 shares of the Company’s common stock, $0.001 par value per share (“Shares”), under the Company’s Inducement Plan.

•	Registration Statement No. 333-271879, filed with the SEC on May 12, 2023, relating to the registration of 750,000 Shares under the Company’s 2013 Employee Stock Purchase Plan.

•	Registration Statement No. 333-266178, filed with the SEC on July 15, 2022, relating to the registration of 1,000,000 Shares under the Company’s Inducement Plan.

•	Registration Statement No. 333-265112, filed with the SEC on May 20, 2022, relating to the registration of 11,214,542 Shares under the Company’s 2022 Equity Incentive Plan.

•	Registration Statement No. 333-257641, filed with the SEC on July 2, 2021, relating to the registration of 2,500,000 Shares under the Company’s 2013 Equity Incentive Plan.

•	Registration Statement No. 333-235765, filed with the SEC on December 31, 2019, relating to the registration of 417,343 Shares under the Company’s Inducement Plan.

•	Registration Statement No. 333-233027, filed with the SEC on August 5, 2019, relating to the registration of 2,500,000 Shares under the Company’s 2013 Equity Incentive Plan.

•	Registration Statement No. 333-218239, filed with the SEC on May 25, 2017, relating to the registration of 3,020,000 Shares under the Company’s 2013 Equity Incentive Plan.

•	Registration Statement No. 333-204720, filed with the SEC on June 4, 2015, relating to the registration of 1,500,000 Shares under the Company’s 2013 Equity Incentive Plan.

•	Registration Statement No. 333-196487, filed with the SEC on June 3, 2014, relation to the registration of 900,000 Shares under the Company’s 2013 Equity Incentive Plan.

•
Registration Statement No. 333-189965, filed with the SEC on July 15, 2013, relating to the registration of (i) 473,195 Shares under the Company’s Amended and Restated Incentive Stock Option Plan, (ii) 1,097,444 Shares under the Company’s 2013 Equity Incentive Plan, and (iii) 300,000 Shares under the Company’s 2013 Employee Stock Purchase Plan.

On January 23, 2024, Vineyard Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation (“BMS”), completed its merger (the “Merger”) with and into Mirati pursuant to the terms of the Agreement and Plan of Merger, dated October 8, 2023 (the “Merger Agreement”), by and among BMS, Merger Sub, and Mirati. Mirati was the surviving corporation in the Merger and, as a result, is now a wholly owned subsidiary of BMS.

As a result of the Merger, Mirati has terminated all offerings and sales of securities pursuant to the Registration Statements. In accordance with an undertaking made by Mirati in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of such offering, Mirati hereby removes from registration all of such securities registered but remaining unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to the Post-Effective Amendments, there will be no remaining securities registered by Mirati pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrenceville, New Jersey, on January 23, 2024.

MIRATI THERAPEUTICS, INC.

By:	/s/ Kimberly Jablonski
Name:	Kimberly Jablonski
Title:	Vice President and Secretary

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933.